Exhibit 10.8.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is made effective as of this January 1, 2007 by and between AmeriPath, Inc., a Delaware corporation, (the “Company”) and Jeffrey A. Mossler, M.D. (the “Executive”).

WITNESSETH

WHEREAS, the Company and the Executive entered into an Employment Agreement dated April 1, 2003 (the “Agreement”); and

WHEREAS, the Company and the Executive wish to amend provisions of the Agreement, effective as of the date set forth above.

NOW, THEREFORE, in consideration of the Executive’s continued employment and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1. Recitals. The foregoing recitals are true and correct and are incorporated herein by this reference.

2. Change of Control. Section 6.6 of the Agreement is hereby amended to read in its entirety as follows:

“a. Unless otherwise provided in Section 6.7 hereof, in the event that a Change in Control (as defined in paragraph (d) of this Section 6.6) in the Company shall occur during the Term of Employment, the Company shall pay to the Executive, within thirty (30) days of the date of the Change in Control, a lump sum payment equal to two (2) times the cash compensation paid by the Company to the Executive for services rendered in the previous calendar year.

b. Following a Change in Control, in the event the Executive’s position (including compensation, status, offices, titles and reporting requirements), authority, duties and responsibilities are not at least commensurate in all material respects with the most significant of those held, exercised and assigned immediately prior to the diminution event (or as compared to those held, exercised and assigned prior to all previous diminutions, including all previous diminutions during the Term of Employment which are not material when considered separately), then the Executive may elect to terminate this Agreement and a “Diminution Event” shall be deemed to have occurred. In the event of a Diminution Event Termination, the Company shall (i) pay to the Executive any accrued and unpaid Base Salary and Bonus Payment, through the date of termination specified in such notice, (ii) continue to pay the Executive’s Base Salary for a period of twelve (12) months following the termination of the Executive’s employment with the Company, in the manner and at such times as the Base Salary otherwise would have been payable to the Executive, and (iii) pay to the Executive his Termination Year Bonus, if any, at the time provided in Section 4.2b hereof. Upon any termination effected and compensated pursuant to this Section 6.6(b), the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 5.1, and payment of compensation for accrued and unused vacation days).

c. AmeriPath has granted to Executive various stock options covering shares of common stock of AmeriPath Group Holdings, Inc., the parent company of AmeriPath. In the event of a Change in Control, all AmeriPath stock options held by Executive (whether granted subject to forfeiture or vesting) shall thereupon automatically be amended so as (a) to vest, immediately prior to the date of such Change in Control, all then unvested stock options, and (b) to provide Executive 360 days to exercise such options (or such greater period as may be provided by the terms of such options).

d. As used herein, “Change of Control” means the occurrence of any of the following events (other than as a result of the completion by the Company of a firm commitment underwritten initial public offering registered under the Securities Act of 1933):

(1) Approval by the shareholders of the Company of (x) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction, (y) a liquidation or dissolution of the Company or (z) the sale of all or substantially all of the assets of the Company unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned and not consummated;

(2) Individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(3) the acquisition (other than by or from the Company) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), of beneficial ownership within the meaning of Rule 13-d promulgated under the Securities Exchange Act of 50% or more of either the then outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a “Controlling Interest”) excluding, for this purpose, any acquisitions by (i) the Company or its subsidiaries, (ii) any person, entity or “group” that as of the commencement date of this Agreement owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of a Controlling Interest or (iii) any employee benefit plan of the Company or its subsidiaries.

Notwithstanding any other provision of this Section to the contrary, for purposes of the definitions of a Change of Control, the “Company” shall mean either the Company, AmeriPath Group Holdings, Inc. or AmeriPath Holdings, Inc.”

3. Conflicting Terms & Survival of Agreement. Except as specifically set forth herein, the Agreement shall remain in full force and effect. In the event the terms of this Amendment shall conflict with the terms of the Agreement, the terms of this Amendment shall control.

4. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together constitute one document.

5. Final Agreement. The Agreement, as amended by this Amendment, constitutes the final agreement between the parties hereto and supercedes any prior or contemporaneous agreement or representation, oral or written, among them with respect to the matters set forth in the Agreement and this Amendment.

6. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Florida, without reference to principles of conflict of laws.

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IN WITNESS WHEREOF, the parties have executed this Amendment on the date set forth above.

AMERIPATH, INC.

By:	/s/ Donald E. Steen
Donald E. Steen
Chairman and Chief Executive Officer

EXECUTIVE

/s/ Jeffrey A. Mossler, M.D.
Jeffrey A. Mossler, M.D.

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